Exhibit 10.3

$350,000,000

CREDIT AGREEMENT

CCO HOLDINGS, LLC,
as Borrower,

BANC OF AMERICA SECURITIES LLC
and J. P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers

BANC OF AMERICA SECURITIES LLC, J. P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE SECURITIES (USA) LLC AND
DEUTSCHE BANK SECURITIES INC.
as Joint Bookrunners

BANK OF AMERICA, N.A.
as Administrative Agent

BANC OF AMERICA SECURITIES LLC and J. P. MORGAN SECURITIES INC.
as Co-Syndication Agents

and
CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE SECURITIES (USA) LLC
And DEUTSCHE BANK SECURITIES INC.
as Co-Documentation Agents

Dated as of March 6, 2007

TABLE OF CONTENTS

Page

SECTION I. DEFINITIONS		1

Section 1.1.	Defined Terms	1
Section 1.2.	Other Definitional Provisions	29

SECTION 3. [RESERVED]	38

SECTION 4. REPRESENTATIONS AND WARRANTIES		38

Section 4.1.	Financial Condition	38
Section 4.2.	No Change	38
Section 4.3.	Existence; Compliance with Law	38
Section 4.4.	Power; Authorization; Enforceable Obligations	38
Section 4.5.	No Legal Bar	39
Section 4.6.	Litigation	39
Section 4.7.	No Default	39
Section 4.8.	Ownership of Property; Liens	39
Section 4.9.	Intellectual Property	39
Section 4.10.	Taxes	39
Section 4.11.	Federal Regulations	39
Section 4.12.	Labor Matters	40
Section 4.13.	ERISA	40
Section 4.14.	Investment Company Act; Other Regulations	40
Section 4.15.	Subsidiaries	40
Section 4.16.	Use of Proceeds	40
Section 4.17.	Environmental Matters	41

Page

SECTION 5. CONDITIONS PRECEDENT		43

Section 5.1.	Conditions to Initial Borrowing	43
Section 5.2.	Conditions to the Extension of Credit	43

SECTION 7. [RESERVED]	59

SECTION 8. EVENTS OF DEFAULT	59

Section 8.1	Events of Default	59
Section 8.2.	Acceleration	61
Section 8.3.	Other Remedies	61
Section 8.4.	Waiver of Existing Defaults	61
Section 8.5.	Priorities	61

SECTION 9. THE AGENTS		62

Section 9.1	Appointment	62
Section 9.2.	Delegation of Duties	62
Section 9.3.	Exculpatory Provisions	62

Page

Section 9.10.	Co-Documentation Agents and Co-Syndication Agents	64
Section 9.11.	Intercreditor Agreement	64

SCHEDULES:

1.1 Term Commitments
4.15 Subsidiaries
4.20(a)  UCC Filing Jurisdictions

EXHIBITS:

A Form of Pledge Agreement
B Form of Intercreditor Agreement
C Form of Closing Certificate
D [RESERVED]
E Form of Assignment and Assumption
F-1 Form of New Lender Supplement
F-2 Form of Incremental Facility Activation Notice
G Form of Exemption Certificate
H [RESERVED]
I Form of Notice of Borrowing

CREDIT AGREEMENT, dated as of March 6, 2007, among CCO HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC and DEUTSCHE BANK SECURITIES INC., as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H :

WHEREAS, the parties hereto wish to provide for the making of Loans and Incremental Loans (each as defined below) by the Lenders to the Borrower on the terms set forth herein.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1.  Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquired Debt”: with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by,” and “under common control with” shall have correlative meanings.

“Affiliate Transaction”: as defined in Section 6.13.

“Agents”: the collective reference to the Co-Documentation Agents, the Co-Syndication Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (1) the aggregate Term Commitment of such Lender in effect at such time and (2) the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) with respect to ABR Loans other than Incremental Loans, 1.5% per annum and, with respect to Eurodollar Loans other than Incremental Loans, 2.50% per annum; and

(b) with respect to Incremental Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Lenders as shown in the applicable Incremental Facility Activation Notice.

“Approved Fund”: as defined in Section 10.6.

“Asset Acquisition” means (a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or shall be merged with or into the Borrower or any of its Restricted Subsidiaries, or (b) the acquisition by the Borrower or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale”:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Borrower or a Restricted Subsidiary, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, shall be governed by Section 6.19 and/or Section 6.16 and not by the provisions of Section 6.11; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of the Borrower or the sale by the Borrower or any Restricted Subsidiary of the Borrower of Equity Interests of any Restricted Subsidiary of the Borrower.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $100 million; or (b) results in net proceeds to the Borrower and its Restricted Subsidiaries of less than $100 million;

(2) a transfer of assets between or among the Borrower and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Wholly Owned Restricted Subsidiary of the Borrower;

(4) a Restricted Payment that is permitted by Section 6.7, a Restricted Investment that is permitted by Section 6.8 or a Permitted Investment;

(5) the incurrence of Liens not prohibited by this Agreement and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure; and

(6) any disposition of cash or Cash Equivalents.

“Asset Sale Offer”: as defined in Section 6.11.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Debt”: in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorizations”: all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including CATV Franchises, FCC Licenses and Pole Agreements.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Law”: Title 11, U.S. Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: the board of directors or comparable governing body of CCI or, if so specified, the Borrower, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to this Agreement.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: each Business Day specified by the Borrower in a Notice of Borrowing as the date on which the Borrower requests the relevant Lenders to make the Loans hereunder; provided that in no event shall any Borrowing Date (other than for Incremental Loans) occur after April 15, 2007.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Cable Related Business”: the business of owning cable television systems and businesses ancillary, complementary or related thereto.

“Capital Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock”:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds”: the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by the Borrower from and after October 1, 2003, in each case:

(1) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of the Borrower) of the Borrower after October 1, 2003, or

(2) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower).

“Cash Equivalents”:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CATV Franchise”: collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

“CATV System”: any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

“CCH I”: CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH I Indenture”: collectively (a) the indenture pursuant to which the CCH I Notes were issued and (b) any indentures, note purchase agreements or similar documents entered into by CCH I and/or CCH I Capital Corp. on or after the Effective Date for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CCH I Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CCH I or CCH I Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCH I Notes”: the 11.00% Senior Secured Notes due 2015 issued by CCH I and CCH I Capital Corp.

“CCH II”: CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II Indentures”: collectively, (a) the indentures entered into by CCH II and CCH II Capital Corp., a Delaware corporation, with respect to their 10.25% Senior Notes due 2010 and their 10.25% Senior Notes due 2013 and (b) any indentures, note purchase agreements or similar documents entered into by CCH II and/or CCH II Capital Corp. for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CCH II Indentures described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CCH II or CCH II Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCHC”: CCHC, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCI”: Charter Communications, Inc., a Delaware corporation, together with its successors.

“CCI Indentures”: collectively, (a) the indenture entered into by CCI with respect to its 5.875% Convertible Senior Notes due 2009, and (b) any indentures, note purchase agreements or similar documents entered into by CCI for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CCI Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CCI in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCO”: Charter Communications Operating, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCO First Lien Administrative Agent”: JPMorgan Chase Bank, N.A.

“CCO First Lien Credit Agreement”: the Amended and Restated Credit Agreement dated as of March 18, 1999, as amended and restated as of April 27, 2004 and April 28, 2006 and as further amended and restated as of March 6, 2007, among CCO, the Borrower, the financial institutions from time to time parties thereto, the CCO First Lien Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“CCO Senior Note Indenture”: collectively, (a) the indenture entered into by CCO and Charter Communications Operating Capital Corp. with respect to its 8% Senior Second Lien Notes due 2012 and its 8 3/8% Senior Second Lien Notes due 2014 and (b) any indentures, note purchase agreements or similar documents entered into by CCO and/or Charter Communications Operating Capital Corp. for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CCO Senior Note Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CCO or Charter Communications Operating Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Change of Control”: the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen and the Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower or a Parent (except the liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Borrower or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of the Borrower or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

(4) after the Effective Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors;

(5) the Borrower or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(6) (i) Charter Communications Holding Company, LLC shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of Charter Holdings or (ii) Charter Holdings shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Change of Control Offer”: as defined in Section 6.16.

“Change of Control Payment”: as defined in Section 6.16.

“Change of Control Payment Date”: as defined in Section 6.16.

“Charter Holdings”: Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Holdings Indentures”: collectively (a) the indentures entered into by Charter Holdings and Charter Communications Holdings Capital Corporation in connection with the issuance of the 8.250% Senior Notes Due 2007 dated March 1999, 8.625% Senior Notes Due 2009 dated March 1999, 9.920% Senior Discount Notes Due 2011 dated March 1999, 10.00% Senior Notes Due 2009 dated January 2000, 10.250% Senior Notes Due 2010 dated January 2000, 11.750% Senior Discount Notes Due 2010 dated January 2000, 10.75% Senior Notes Due 2009 dated January 2001, 11.125% Senior Notes Due 2011 dated January 2001, 13.50% Senior Discount Notes Due 2011 dated January 2001, 9.625% Senior Notes Due 2009 dated May 2001, 10.00% Senior Notes Due 2011 dated May 2001, 11.750% Senior Discount Notes Due 2011 dated May 2001, 9.625% Senior Notes Due 2009 dated January 2002, 10.00% Senior Notes Due 2011 dated January 2002, and 12.125% Senior Discount Notes Due 2012 dated January 2002, and (b) any indentures, note purchase agreements or similar documents entered into by Charter Holdings and/or Charter Communications Holdings Capital Corporation on or after the Effective Date for the purpose of incurring Indebtedness in exchange for, or proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by Charter Holdings or Charter Communications Holdings Capital Corporation in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Charter Refinancing Indebtedness”: any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, repay, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), (i) Indebtedness initially incurred under any one or more of the CCI Indentures, the Charter Holdings Indentures, the CIH Indenture, the CCH I Indenture, the CCH II Indentures, the Holdings Indentures or this Agreement or (ii) any other Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower up to an aggregate principal amount of $1.5 billion pursuant to this clause (ii); provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded.

“Charter Refinancing Subsidiary”: any direct or indirect, wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.

“CIH”: CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“CIH Indenture”: collectively (a) the indenture pursuant to which the CIH Notes were issued and (b) any indentures, note purchase agreements or similar documents entered into by CIH and/or CCH I Holdings Capital Corp. on or after the Effective Date for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CIH Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CIH or CCH I Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CIH Notes”: each of the following series of notes issued by CIH and CCH I Holdings Capital Corp.: The 11.125% Senior Accreting Notes Due 2014, the 9.920% Senior Accreting Notes Due 2014, the 10.00% Senior Accreting Notes Due 2014, the 11.75% Senior Accreting Notes Due 2014, the 13.50% Senior Accreting Notes Due 2014, and the 12.125% Senior Accreting Notes Due 2015.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Collateral”: the assets that from time to time secure the Loans.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit

Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Information Memorandum”: the final Confidential Information Memorandum dated February 2007 and furnished to certain of the Lenders in connection with this Agreement, including materials incorporated by reference therein.

“Consolidated EBITDA”: with respect to any Person, for any period, the consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and nonrecurring and unusual items (including any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(6) amounts actually paid during such period pursuant to a deferred compensation plan; and

(7) for purposes of Section 6.10 only, Management Fees;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include:

(x) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except (i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and (ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 6.7(c)(3) (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z) the net income of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination of such Consolidated EBITDA permitted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Effective Date, or (ii) incurred or issued thereafter in compliance with Section 6.10, provided that (a) the terms of any such agreement or instrument (other than Existing Indebtedness and any modifications, increases or refinancings that are not materially more restrictive taken as a whole) restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument; (b) such terms are determined by such Person to be customary in comparable financings; and (c) such restrictions are determined by the Borrower not to materially affect the Borrower's ability to make principal or interest payments on the Loans when due).

“Consolidated Indebtedness”: with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).

“Continuing Directors”: as of any date of determination, any member of the Board of Directors of CCI who:

(1) was a member of the Board of Directors of CCI on the Effective Date; or

(2) was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.

“Contractual Obligation”: as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Facilities”: with respect to the Borrower and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities (including the CCO First Lien Credit Agreement), in each case with banks or other lenders (other than a Parent of the Borrower) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default”: any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Holding Companies”: the collective reference to (i) Charter Holdings and (ii) each direct and indirect Subsidiary, whether now existing or hereafter created or acquired, of Charter Holdings of which the Borrower is a direct or indirect Subsidiary.

“Disposition”: with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.7.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effective Date”: March 6, 2007.

“Effective Date Indebtedness”: as defined in Section 6.10.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date(whether or not such Loans shall originally have been made on the same day).

“Event of Default”: as defined in Section 8.

“Excess Proceeds”: as defined in Section 6.11.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness”: Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Effective Date, until such amounts are repaid.

“FCC”: the Federal Communications Commission and any successor thereto.

“FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

“Federal Funds Effective Rate”: means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Flow-Through Entity”: any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” or “guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Holdings Indentures”: collectively, (a) the indentures entered into by the Borrower and CCO Holdings Capital Corp., a Delaware corporation, with respect to their 8 3/4% Senior Notes due 2013 and their Senior Floating Rate Notes due 2010 and (b) any indentures, note purchase agreements or similar documents entered into by the Borrower and/or CCO Holdings Capital Corp. for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the

Indebtedness outstanding under the Holdings Indentures described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by the Borrower or CCO Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit F-2.

“Incremental Facility Closing Date”: any Business Day designated as such in an Incremental Facility Activation Notice.

“Incremental Facility”: the Incremental Loans .

“Incremental Lenders”: (a) with respect to any Incremental Facility relating to Incremental Loans, the Lenders signatory to the relevant Incremental Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Loan.

“Incremental Loans”: as defined in Section 2.1(a).

“Incremental Maturity Date”: with respect to the Incremental Loans to be made pursuant to any Incremental Facility Activation Notice, the final maturity date specified in such Incremental Facility Activation Notice, which date shall be no earlier than the final maturity of the Loans.

“Indebtedness”: with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

"Insolvency Proceeding": any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under a Bankruptcy Law or otherwise.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of March 6, 2007, between the CCO First Lien Administrative Agent and the Administrative Agent substantially in the form of Exhibit B, as the same may be, replaced, amended, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion, as the case may be, date with respect to such Eurodollar Loan and ending one, two, three, six or, if available and consented to by (which consent shall not be unreasonably withheld) each Lender, nine or twelve months thereafter (or any other period of less than one month consented to by the Administrative Agent), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if available and consented to by (which consent shall not be unreasonably withheld) each Lender, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans or the relevant Incremental Loans, as the case may be;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments”: with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“KPMG”: KPMG, LLP.

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio”: as to the Borrower, as of any date, the ratio of:

(1) the Consolidated Indebtedness of the Borrower on such date to

(2) the aggregate amount of Consolidated EBITDA for the Borrower for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”), multiplied by four.

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the borrowing of the Loans on each Borrowing Date on or prior to such date;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock by the Borrower or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3) any Dispositions or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset

Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.

“License”: as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan”: any loan made or held by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Pledge Agreement, the Notes and any other agreements, documents or instruments to which the Borrower is party and which is designated as a Loan Document.

“Management Fees”: the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent and the Borrower or between any Parent and other Restricted Subsidiaries of the Borrower or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Effective Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the Lenders in any material respect than such agreements existing on the Effective Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: September 6, 2014.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“New Lender”: as defined in Section 2.1(c).

“New Lender Supplement”: as defined in Section 2.1(c).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: an irrevocable notice of borrowing, substantially in the form of Exhibit I, to be delivered in connection with the making of the Loans hereunder.

“Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Indebtedness, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a case under Bankruptcy Law (including post- petition interest) and whether or not allowed or allowable as a claim in any such case.

“Offer Amount”: as defined in Section 6.11.

“Offer Period:: as defined in Section 6.11.

“Officer”: with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate”: a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the chief financial officer or the treasurer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: CCH II, CCH I, CIH, Charter Holdings, CCHC, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of the Borrower, and any successor Person to any of the foregoing.

“Participant”: as defined in Section 10.6(c)(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Debt”: as defined in Section 6.10.

“Permitted Investments”:

(1) any Investment by the Borrower in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of the Borrower in the Borrower or in another Restricted Subsidiary of the Borrower;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.11;

(5) any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of the Borrower) of Equity Interests (other than Disqualified Stock) of the Borrower or cash contributions to the common equity of the Borrower, in each case after the Effective Date, to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to Section 6.7 hereof (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value, when taken together with all other Investments in any Person made by the Borrower and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) after October 1, 2003, not to exceed $750 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends , distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7) Investments in customers and suppliers in the ordinary course of business which either (A) generate accounts receivable or (B) are accepted in settlement of bona fide disputes;

(8) Investments consisting of payments by the Borrower or any of its Subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of Section 6.7 to the extent such payments constitute Investments; and

(9) regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by the Borrower and/or any of its Restricted Subsidiaries with the proceeds of (x) distributions from any Unrestricted Subsidiary or (y) capital contributions received from any Parent (other than CCI).

“Permitted Liens”:

(1) Liens on the assets of the Borrower and its Restricted Subsidiaries securing (i) Indebtedness and other Obligations under any Credit Facilities and Related Obligations and (ii) Guarantees by the Borrower of Indebtedness of Restricted Subsidiaries of the Borrower;

(2) Liens in favor of the Borrower;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower and related assets, such as the proceeds thereof;

(4) Liens on property existing at the time of acquisition thereof by the Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Effective Date and replacement Liens therefor that do not encumber additional property;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(11) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(12) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(13) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens arising from the rendering of a final judgment or order against the Borrower or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Related Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Borrower or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens consisting of any interest or title of licensor in the property subject to a license;

(18) Liens on the Capital Stock of Unrestricted Subsidiaries;

(19) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(20) Liens incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(21) Liens on deposits made with trustees or other agents or representatives arising under customary defeasance, discharge or similar provisions of indentures or other agreements governing debt instruments entered into after the Effective Date;

(22) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders as their respective interests appear;

(23) purchase money mortgages or other purchase money Liens (including, without limitation, any Capital Lease Obligations) incurred by the Borrower or any Restricted Subsidiary upon any fixed or capital assets, assets useful in developing a telephony business and/or assets useful for general operating financing needs acquired after the Effective Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as:

(a) such mortgage or lien does not extend to or cover any of the assets of the Borrower or such Restricted Subsidiary, except the asset so developed, constructed or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof; and

(b) such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) and is incurred in connection therewith (or the obligation under such Capital Lease Obligation) only;

(24) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens; and

(25) Liens securing Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument in the ordinary course of business against insufficient funds.

“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used, within 60 days after the date of issuance thereof, to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by this Agreement, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the Borrower; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 6.10;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the Maturity Date and is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person”: any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge Agreement, substantially in the form of Exhibit A, executed and delivered by the Borrower.

“Pole Agreement”: any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System, as the same may be, replaced, amended, supplemented or otherwise modified from time to time.

“Preferred Stock”: as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Preferred Stock Financing”: as defined in Section 6.10.

“Prime Rate”: the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Productive Assets”: assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Properties”: as defined in Section 4.17(a).

“Rating Agencies”: Moody’s and S&P.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Cash Management Obligations”: obligations of the Borrower or any Restricted Subsidiary arising from treasury, depository and cash management services provided by one or more of the agents or the lenders under the CCO First Lien Credit Agreement or their Affiliates or designees or other parties permitted thereunder.

“Related Hedging Obligations”: Hedging Obligations of the Borrower or any Restricted Subsidiary entered into with one or more of the agents or the lenders under the CCO First Lien Credit Agreement or their Affiliates or designees or other parties permitted under this Agreement and thereunder.

“Related Obligations”: collectively, the Related Cash Management Obligations and the Related Hedging Obligations.

“Related Party”:

(1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).

“Released Collateral”: as defined in Section 6.17.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Aggregate Exposure of all Lenders at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payment”: as defined in Section 6.7.

“Restricted Subsidiary”: with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Reversion Date”: as defined in Section 6.19.

“Rule 144A”: Rule 144A promulgated under the Securities Act.

“S&P”: Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act”: the Securities Act of 1933, as amended.

“Securitization”: a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Shell Subsidiary”: any Subsidiary of the Borrower that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $100,000 and (b) no operations.

“Significant Subsidiary”: with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured.

“Specified Intracreditor Group”: any Lender together with, unless otherwise agreed by the Borrower and the Administrative Agent, each Approved Fund to which such Lender has assigned a portion of its Loans smaller than the minimum assignment amount specified in Section 10.6(b)(ii)(A) for Assignees other than Lenders, affiliates of Lenders and Approved Funds.

“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Effective Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt Financing”: as defined in Section 6.10.

“Subordinated Notes”: as defined in Section 6.10.

“Subsidiary”: with respect to any Person:

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Suspended Covenants”: as defined in Section 6.19.

“Term Commitment”: as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed, as applicable (a) the amount set forth opposite such Lender's name on Schedule 1.1 or (b) the amount set forth in any Assignment and Assumption to which such Lender is a party as an Assignee, in each case as the same may be changed from time to time pursuant to the terms hereof. The Term Commitment of each Lender shall automatically be permanently reduced by the amount of any Loan made by it. Any remaining Term Commitments outstanding on April 15, 2007 shall automatically terminate on such date.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower or CCI as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary thereof unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower unless such terms constitute Restricted Investments permitted under Section 6.8, Permitted Investments, Asset Sales permitted under Section 6.11 or sale and leaseback transactions permitted under Section 6.12;

(3) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation: (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(5) does not own any Capital Stock of any Restricted Subsidiary of the Borrower.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.8. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.10, the Borrower shall be in default of Section 6.10. The Board of Directors of CCI or the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under Section 6.10 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary”: with respect to any Person, a Restricted Subsidiary of such Person where all of the outstanding common equity interests or other ownership interests of such Restricted Subsidiary (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

1.2.  Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it, and all accounting determinations shall be made, in accordance with GAAP; (iii) “or” is not exclusive and “including” means “including without limitation”; (iv) words in the singular include the plural, and in the plural include the singular; (v) all exhibits are incorporated by reference herein and expressly made a part of this Agreement; (vi) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; (vii) references to any statute, law, rule or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law, rule or regulation; and (viii) any transaction or event shall be considered “permitted by” or made “in accordance with” or “in compliance with” this Agreement or any particular provision thereof if such transaction or event is not expressly prohibited by this Agreement or such provision, as the case may be.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1.  Commitments. (a) Subject to the terms and conditions hereof, (i) each Lender severally agrees to make Loans on up to two Borrowing Dates at any time during the period from the Effective Date to April 15, 2007 in an aggregate principal amount not to exceed its Term Commitment and (ii) each Incremental Lender severally agrees to make one or more term loans (each, an “Incremental Loan”) to the extent provided in Section 2.1(b). The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b)  The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make Incremental Loans by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (i) the amount of such Incremental Loans, (ii) the applicable Incremental Facility Closing Date, (iii) the applicable Incremental Maturity Date, (iv) the Applicable Margin for such Incremental Loans, (v) the proposed original issue discount applicable to such Incremental Loans, if any, (vi) the applicable optional redemption and premium provisions applicable to such Incremental Loans and (vii) any other provisions applicable to the Incremental Loans reasonably acceptable to the Administrative Agent; provided that (i) no portion of the principal amount of such Incremental Loans shall have a scheduled maturity prior to the Maturity Date, (ii) mandatory prepayment provisions (other than prepayment premiums) of the Incremental Loans and the initial Loans shall be identical and (iii) all other terms and conditions of the Incremental Loans (other than amounts, maturity, interest rates, original issue discount, fees, optional redemption provisions and other economic terms) shall be reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, without the consent of the Required Lenders, no Incremental Loans may be borrowed if a Default or Event of Default is in existence after giving pro forma effect thereto. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(c)  Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

2.2.  Procedure for Borrowing. In order to effect the borrowing hereunder, the Borrower shall give the Administrative Agent the Notice of Borrowing (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective length of the initial Interest Period therefor. Upon receipt of the Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available not later than 1:00 P.M., New York City time, to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

2.3.  Repayment of Loans (a) The Borrower shall repay all outstanding Loans , other than Incremental Loans, on the Maturity Date.

(b)   The Borrower shall repay all outstanding Incremental Loans on the Incremental Maturity Date, as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Loans were made.

2.4.  [RESERVED].

2.5.  [RESERVED].

2.6.  Fees.The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed pursuant to a fee letter agreement, dated February 2007 between the Borrower and the Administrative Agent.

2.7.  [RESERVED].

2.8.  Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as specified below), upon notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three

Business Days prior thereto in the case of Eurodollar Loans and not later than 1:00 P.M., New York City time, at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Optional prepayments of the Loans (other than Incremental Loans) made prior to March 6, 2008 shall be accompanied by a prepayment fee, for the account of the Lenders, equal to 1.0% of the amount so prepaid. Optional prepayments of Incremental Loans shall be accompanied by such prepayment fees paid as may be specified in the Incremental Facility Activation Notice. Partial prepayments of the Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or refinancings, the consummation of a particular Asset Sale or the occurrence of a change of control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.

2.9.  Mandatory Prepayments. (a) If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from any Asset Sale then such Net Proceeds shall be applied to the prepayment of any outstanding Loans, subject to and in accordance with the provisions of Section 6.11.

(b) Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10.  Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election no later than 1:00 P.M. New York City time, on the third Business Day prior to the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent at least three Business Days prior to the expiration of the then current Interest Period, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) if so required by the Administrative Agent, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11.  Limitations on Eurodollar Tranches . Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12.  Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  Upon the occurrence and during the continuation of any Event of Default described in Section 8(a) or 8(b) hereof, the Applicable Margin with respect to (i) overdue principal of Loans shall be increased by 2% per annum and (ii) to the extent lawful, overdue interest, shall be increased by the same rate applicable to overdue principal pursuant to subclause (i) above, in each case, from the date of such non-payment until such amounts are paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13.  Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14.  Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.15.  Pro Rata Treatment and Payments. (a) [Reserved].

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c)  [Reserved].

(d)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Lender.

(f)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16.  Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:

(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17.  Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.17(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender’s (or Transferee’s) Loans shall not constitute a failure to comply with this Section 2.17(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.17 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.17(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in Section 2.17(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form.

(e)  A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.17(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

(g)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18.  Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.

This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19.  Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20.  Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agents or any other Lender shall have against the replaced Lender.

In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of Section 10.1, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender under Section 2.18 if any Eurodollar Loan owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 2.16, 2.17 or 2.18, as the case may be, (vii) the Borrower provides at least three Business Days’ prior notice to the Non-Consenting Lender, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender and (ix) in connection with any replacement of a Non-Consenting Lender prior to March 6, 2008, the Borrower shall pay such Lender a premium equal to 1% of the principal amount of such Lender’s Loans. In the event any Non-Consenting Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Borrower may, upon two Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender.

SECTION 3.    [RESERVED]

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.  Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2005, and the related audited consolidated statements of operations and cash flows for the fiscal year ended on such date, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by KPMG and disclosed therein or as otherwise disclosed therein). The Borrower and its Subsidiaries do not have any material obligations pursuant to any Guarantee, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements.

4.2.  No Change. Since December 31, 2005 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.  Existence; Compliance with Law. The Borrower and its Subsidiaries (a) except in the case of any Shell Subsidiary and any former Shell Subsidiary, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (b), (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.  Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowing hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than those that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.  No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any material Requirement of Law or any material Contractual Obligation of any Designated Holding Company, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Pledge Agreement or permitted by Section 6.14).

4.6.  Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries, or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.  No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8.  Ownership of Property; Liens. The Borrower and each of its Subsidiaries has marketable title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property (in each case except as could not reasonably be expected to have a Material Adverse Effect), and none of such property is subject to any Lien except Liens not prohibited by Section 6.14.

4.9.  Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9, nor does the Borrower know of any valid basis for any such claim. The use of all Intellectual Property necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, does not infringe on the rights of any Person in such a manner that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9.

4.10.  Taxes. The Borrower and each of its Subsidiaries (other than Shell Subsidiaries) has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those with respect to which the amount or validity thereof are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be).

4.11.  Federal Regulations. No part of the proceeds of any Loans will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.  Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payment made to, employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13.  ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $1,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor, to the Borrower’s knowledge, any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan of the Borrower or any Commonly Controlled Entity is in Reorganization or Insolvent.

4.14.  Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.  Subsidiaries. As of the Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Designated Holding Company, the Borrower and each of the Borrower’s Subsidiaries (except any Shell Subsidiary) and, as to each such Person, the percentage of each class of Equity Interests owned by the Borrower and each of the Borrower’s Subsidiaries, and (b) except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries (except any Shell Subsidiary), except as created by the Loan Documents, the CCO First Lien Credit Agreement and the CCO Senior Note Indenture and documents relating thereto.

4.16.  Use of Proceeds. The proceeds of the Loans shall be used to redeem or otherwise repurchase up to $350,000,000 of Indebtedness of any Parent and/or to repay revolving loans outstanding under the CCO First Lien Credit Agreement and to pay interest, fees and expenses incurred in connection therewith.

4.17.  Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)  neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18.  Certain Cable Television Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)  (i) the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Authorization;

(b)  neither the Borrower nor any of its Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems;

(c)  (i) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by the Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and

(d)  there is not issued or outstanding or, to the best knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and the Borrower has no knowledge that any Person intends to contest renewal of any Authorization.

4.19.  Accuracy of Information, Etc. No statement or information (other than projections and pro forma financial information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of the Borrower to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented and updated from time to time (including through the filing of reports with the SEC) prior to the date this representation and warranty is made or deemed made and when taken as a whole with other such statements and information, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower (other than information of a general economic or political nature) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, in reports filed with the SEC or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.20.  Security Interests. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of certificated Pledged Stock (constituting securities within the meaning of Section 8-102(a)(15) of the New York UCC) described in the Pledge Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent under the CCO First Lien Credit Agreement (which certificates shall be held for the benefit of the Administrative Agent and the Lenders hereunder subject to the prior security interest of the CCO First Lien Administrative Agent and the lenders under the CCO First Lien Credit Agreement and the trustee and the securityholders under the CCO Senior Note Indenture), and in the case of the other Collateral described in the Pledge Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(a), the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the parties thereto in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Pledge Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens not prohibited by Section 6.14.

(b) None of the Equity Interests of the Borrower and its Subsidiaries which are limited liability companies or partnerships constitutes a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction.

4.21.  Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the financing transactions referred to herein will be and will continue to be, Solvent.

4.22.  Certain Tax Matters. As of the Restatement Effective Date, the Borrower and each of its Subsidiaries (other than any such Subsidiary that is organized as a corporation) is a Flow-Through Entity.

SECTION 5.    CONDITIONS PRECEDENT

5.1.  Conditions to Initial Borrowing. The availability of Loans on the initial Borrowing Date hereunder is subject to the satisfaction of the following conditions precedent:

(a)  Credit Agreement; Pledge Agreement. This Agreement shall have been executed and delivered by the Agents, the Borrower and each Lender listed on Schedule 1.1. The Pledge Agreement shall have been executed and delivered by the Borrower.

(b)  Payment of Fees, Expenses, Etc. The Borrower shall have paid all fees and expenses (i) required to be paid herein for which invoices have been presented or (ii) as otherwise agreed to be paid on the Effective Date.

(c)  Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the Borrower dated the Effective Date, reasonably satisfactory to the Administrative Agent.

(d)  Legal Opinions. On the Effective Date, the Administrative Agent shall have received the legal opinion of Gibson, Dunn & Crutcher LLP, counsel to Borrower, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)  Filings. Uniform Commercial Code financing statements required by the Pledge Agreement to be filed in order to perfect in favor of the Administrative Agent, for the benefit of the Lenders, a Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens not prohibited by Section 6.14), shall be in proper form for filing.

(f)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) a good standing certificate for the Borrower from its jurisdiction of organization.

5.2.  Conditions to the Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it on each Borrowing Date (including the initial Borrowing Date) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing by the Borrower on each Borrowing Date shall constitute a representation and warranty by the Borrower as of such date that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    COVENANTS

6.1.  [RESERVED].

6.2.  [RESERVED].

6.3.  Reports. (a) Whether or not required by the SEC, so long as any Loans are outstanding, the Borrower shall furnish to the Administrative Agent, within the time periods specified in the SEC’s rules and regulations:

(1)  all quarterly (commencing with the quarter ending June 30, 2007) and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of the Borrower of its independent public accountants; and

(2)  all information required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

(b) While (1) any Parent of the Borrower that guarantees the obligations in respect of the Loans is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act (including pursuant to the terms of its Indebtedness), (2) the rules and regulations of the SEC permit the Borrower and any such Parent to report at the level of such Parent on a consolidated basis and (3) such Parent is not engaged in any business in any material respect other than incidental to its direct or indirect ownership of the Capital Stock of the Borrower, such consolidated reporting at such Parent level in a manner consistent with that described in this Section 6.3 for the Borrower shall satisfy this Section 6.3; provided that such Parent includes in its reports information about the Borrower that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect.

For any fiscal quarter or fiscal year at the end of which Subsidiaries of the Borrower are Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted

Subsidiaries of the Borrower.

6.4.  Compliance Certificate.

(a)  The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b)  The Borrower shall, so long as any of the Loans are outstanding, deliver to the Administrative Agent, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

6.5.  Payment of Taxes. The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not likely to result in a material adverse effect on the Borrower and its Restricted Subsidiaries taken as a whole.

6.6.  Stay, Extension and Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.7.  Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)  declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of the Borrower or (y), in the case of the Borrower and its Restricted Subsidiaries, to the Borrower or a Restricted Subsidiary thereof);

(b)  purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) any Equity Interests of the Borrower or any direct or indirect Parent of the Borrower or any Restricted Subsidiary of the Borrower (other than, in the case of the Borrower and its Restricted Subsidiaries, any such Equity Interests owned by the Borrower or any of its Restricted Subsidiaries); or

(c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower that is subordinated to the Loans, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (a), (b) and (c) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)  the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10; and

(3)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries from and after October 1, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of the following: (A) an amount equal to 100% of the Consolidated EBITDA of the Borrower for the period beginning on the first day of the fiscal quarter commencing October 1, 2003 to the end of the Borrower's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of the Borrower for such period, plus (B) an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after October 1, 2003 pursuant to clause (5) of the definition of “Permitted Investments,” plus $100 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1)  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(2)  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (B) of the preceding paragraph;

(3)  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Borrower with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)  regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which the Borrower or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by the Borrower and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of the Borrower and/or its Subsidiaries), the Borrower, its Subsidiaries or any Unrestricted Subsidiary, as applicable, in any calendar year, as estimated in good faith by the Borrower or its Subsidiaries, as the case may be;

(5)  regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(6)  the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of the Borrower or a Parent of the Borrower held by any member of the Borrower's, such Parent's or any Restricted Subsidiary's management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of the Borrower, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Borrower;

(7)  payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8)  additional Restricted Payments directly or indirectly to CCH II or any other Parent (i) regardless of whether a Default exists (other than an Event of Default under Section 8(a), (b), (g) or (h)), for the purpose of enabling Charter Holdings, CIH, CCH I, CCH II or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Holdings Indentures, the CIH Indenture, the CCH I Indenture, the CCH II Indentures or any Charter Refinancing Indebtedness, (ii) for the purpose of enabling CCI and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the CCI Indentures and/or any Charter Refinancing Indebtedness and (iii) so long as the Borrower would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10, (A) to the extent required to enable Charter Holdings, CIH, CCH I, CCH II or any Charter Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire Indebtedness under the Charter Holdings Indentures, the CIH Indenture, the CCH I Indenture, the CCH II Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by any Parent in connection therewith) or (B) consisting of purchases, redemptions or other acquisitions by the Borrower or its Restricted Subsidiaries of Indebtedness under the Charter Holdings Indentures, the CIH Indenture, the CCH I Indenture, the CCH II Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith) and the distribution, loan or investment to any Parent of Indebtedness so purchased, redeemed or acquired;

(9)  Restricted Payments directly or indirectly to CCH II or any other Parent regardless of whether a Default exists (other than an Event of Default under Section 8(a), (b), (g) or (h)), for the purpose of enabling such Person (A) to pay interest on and (B) so long as the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10, to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire, in each case, Indebtedness of such Parent (x) which is not held by another Parent and (y) to the extent that the net cash proceeds of such Indebtedness are or were used for the (1) payment of interest or principal (or premium) on any Indebtedness of a Parent (including (A) by way of a tender, redemption or prepayment of such Indebtedness and (B) amounts set aside to prefund any such payment), (2) direct or indirect Investment in the Borrower or any of its Restricted Subsidiaries (to the extent such Investment is excluded from clause (3)(B) of the preceding paragraph) or (3) payment of amounts that would be permitted to be paid by way of a Restricted Payment under Section 6.7(10) (including the expenses of any exchange transaction); and

(10)  Restricted Payments directly or indirectly to CCH II or any other Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with Credit Facilities) actually incurred in connection with any issuance, sale or incurrence by CCH II or such Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, or (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCI or the Borrower, whose resolution with respect thereto shall be delivered to the Administrative Agent. Such Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Borrower shall deliver to the Administrative Agent an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.7 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

6.8.  Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)  make any Restricted Investment; or

(b)  allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(1)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)  the Borrower would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10.

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

6.9.  Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a)  pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)  make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)  transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(a)  Existing Indebtedness, contracts and other instruments as in effect on the Effective Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Effective Date;

(b)  this Agreement and the Loans;

(c)  applicable law;

(d)  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(e)  customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(f)  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph;

(g)  any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary of the Borrower that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(h)  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(i)  Liens securing Indebtedness or other obligations otherwise permitted to be incurred under Section 6.14 that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(j)  provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(k)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(l)  restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under Section 6.10; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Effective Date; and

(m)   restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Borrower determines, at the time of such financing, will not materially impair the Borrower's ability to make payments as required hereunder.

6.10.  Incurrence of Indebtedness and Issuance of Preferred Stock. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided that the Borrower or any of its Restricted Subsidiaries may incur Indebtedness, the Borrower may issue Disqualified Stock and, subject to the final paragraph of this covenant below, Restricted Subsidiaries of the Borrower may issue Preferred Stock if the Leverage Ratio of the Borrower and its Restricted Subsidiaries would have been not greater than 5.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)  the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness under Credit Facilities (including this Agreement but excluding Incremental Loans); provided that the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of the Borrower and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $9.75 billion less the aggregate amount of all Net Proceeds from Asset Sales applied by the Borrower or any of its Restricted Subsidiaries to repay any such Indebtedness under a Credit Facility pursuant to Section 6.11;

(2)  the incurrence by the Borrower and its Restricted Subsidiaries of Existing Indebtedness (other than under Credit Facilities);

(3)  the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of Productive Assets of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $400 million at any time outstanding;

(4)  the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under this clause (5), the first paragraph of this Section 6.10 or clauses (2), (3) or (4) of this paragraph;

(5)  the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and/or any of its Restricted Subsidiaries; provided that:

(i)    if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans; and

(ii)    (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(6)  the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding;

(7)  the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.10;

(8)  [Reserved];

(9)  the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9) not to exceed $300 million;

(10)  the accretion or amortization of original issue discount and the write-up of Indebtedness in accordance with purchase accounting; and

(11)  Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid.

For purposes of determining compliance with this Section 6.10, any Indebtedness under Credit Facilities outstanding on the Effective Date, the New Term Loans (as defined under the CCO First Lien Credit Agreement) and the Loans (other than Incremental Loans) (collectively, “Effective Date Indebtedness”) shall be deemed to have been incurred pursuant to clause (1) above, and, in the event that an item of proposed Indebtedness (other than any Effective Date Indebtedness) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or (b) is entitled to be incurred pursuant to the first paragraph of this Section 6.10, the Borrower shall be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this Section 6.10. Once any item of Indebtedness is so reclassified, it shall no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this Section 6.10, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.

Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of the Borrower consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of the Borrower shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of the Borrower). “Subordinated Notes” with respect to any Restricted Subsidiary of the Borrower shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including Indebtedness under Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor arrangements. The foregoing limitation shall not apply to:

(a)  any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of the Borrower; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, the Borrower, and

(b)  any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Notwithstanding the foregoing, all Indebtedness incurred during any Suspension Period shall not be deemed to have been incurred for the purposes of this Section 6.10, but shall be included in the calculation of outstanding Indebtedness from and after the next succeeding Reversion Date.

6.11.  Asset Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)  the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(b)  such fair market value is determined by the Board of Directors of CCI or the Borrower and evidenced by a resolution of such Board of Directors set forth in an Officers' Certificate delivered to the Administrative Agent;

(c)  at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this Section 6.11, each of the following shall be deemed to be cash:

(1)  any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet) of the Borrower or any Restricted Subsidiary thereof (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(2)  any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(3)  Productive Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary thereof may apply such Net Proceeds at its option:

(1)  to repay (a) Indebtedness secured by a Lien on the Collateral that is contractually senior, in terms of sharing of Collateral, to the Liens securing the Loans or (b)  Indebtedness of the Restricted Subsidiaries of the Borrower (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of the Borrower of Indebtedness of the Borrower); or

(2)  to invest in Productive Assets; provided that any such amount of Net Proceeds which the Borrower or a Restricted Subsidiary thereof has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Borrower shall make an offer (an “Asset Sale Offer”) to all Lenders and will repay, redeem or offer to purchase all other Indebtedness of the Borrower that is of equal priority in right of payment with the Loans containing provisions requiring repayment, redemption or offers to purchase with the proceeds of sales of assets, to purchase, repay or redeem, on a pro rata basis, the maximum principal amount of Loans and such other Indebtedness of the Borrower of equal priority that may be purchased, repaid or redeemed out of the Excess Proceeds, which amount includes the entire amount of the unapplied Net Proceeds. The offer price in any Asset Sale Offer shall be payable in cash and equal to 100% of the principal amount of the subject Loans plus accrued and unpaid interest, if any, to the date of prepayment. If the aggregate principal amount of Loans whose holders have elected to require prepayment in connection with such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed out of the Excess Proceeds exceeds the amount of Excess Proceeds, the Loans elected for prepayment in connection with such Asset Sale Offer and such other Indebtedness of equal priority shall be purchased, repaid or redeemed on a pro rata basis.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement. No later than five Business Days after the termination of the Offer Period, the Borrower shall repay the principal amount of Loans required to be repaid pursuant to this covenant (the “Offer Amount”) or, if less than the Offer Amount has been elected for repayment, all Loans whose holders have elected repayment in response to the Asset Sale Offer. Repayments of any Loans so repaid shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer the Borrower shall provide a notice to the Administrative Agent (which the Administrative Agent shall then promptly make available to each Lender). The Asset Sale Offer shall be made to all Lenders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 6.11 and the length of time the Asset Sale Offer shall remain open (the “Offer Period”);

(b) the Offer Amount and the prepayment date; and

(c) that Lenders shall be required to notify the Administrative Agent prior to the expiration of the Offer Period in order to have such Lender’s Loans prepaid in such Asset Sale Offer.

On the prepayment date, the Borrower shall:

(a)  be obligated to prepay all Loans whose holders have properly elected repayment pursuant to the Asset Sale Offer (or such lesser amount as is required to be prepaid pursuant to such Asset Sale Offer in accordance with the second preceding paragraph); and

(b)  deposit with the Administrative Agent an amount equal to the Offer Amount (or such lesser amount as is required to be prepaid pursuant to such Asset Sale Offer in accordance with the second preceding paragraph).

The Administrative Agent shall promptly distribute to each electing Lender the portion of the Offer Amount (or such lesser amount as is required to be prepaid pursuant to such Asset Sale Offer in accordance with the second preceding paragraph) for its respective Loans subject to such election.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then the Borrower or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

6.12.  Sales and Leasebacks. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(a)  the Borrower or such Restricted Subsidiary could have:

(1)  incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of Section 6.10; and

(2)  incurred a Lien to secure such Indebtedness pursuant to Section 6.14 or the definition of “Permitted Liens”; and

(b)  the transfer of assets in that sale and leaseback transaction is permitted by, and the Borrower or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 6.11.

The foregoing restrictions shall not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, not in excess of three years.

6.13.  Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(b)  such Affiliate Transaction is on terms that are not less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person who is not an Affiliate; and

(c)  the Borrower delivers to the Administrative Agent:

(1)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by the Borrower or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of the Borrower or CCI in its capacity as manager of the Borrower (other than with respect to an Affiliate Transaction involving CCI) set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this Section 6.13 and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(2)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by the Borrower or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(a)  any existing employment agreement and employee benefit arrangement (including stock purchase or option agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by the Borrower or any of its Subsidiaries and any employment agreement and employee benefit arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(b)  transactions between or among the Borrower and/or its Restricted Subsidiaries;

(c)  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Borrower and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with the Borrower or any of its Restricted Subsidiaries;

(d)  payment of Management Fees;

(e)  Restricted Payments that are permitted by Section 6.7 and Restricted Investments that are permitted by Section 6.8;

(f)  Permitted Investments;

(g)  transactions pursuant to agreements existing on the Effective Date, as in effect on the Effective Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements or amendments complied with the applicable provisions of the first paragraph of this Section 6.13; and

(h)  contributions to the common equity of the Borrower or the issue or sale of Equity Interests of the Borrower.

6.14.  Liens. The Borrower shall not directly or indirectly, create or incur any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any assets of the Borrower, whether owned on the Effective Date or thereafter acquired, unless such Lien is to secure such an obligation on a basis, in terms of sharing of proceeds of Collateral, that is contractually (i) pari passu to the Liens securing the Loans and, after giving effect thereto, or after giving effect to the incurrence of such Indebtedness, Attributable Debt or trade payables, the Borrower would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10 or (ii) junior to the Liens securing the Loans. The foregoing restriction shall not apply to Permitted Liens.

6.15.  Existence. Subject to Section 6.19 below, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its limited liability company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of CCI or the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not likely to result in a material adverse effect on the Borrower and its Restricted Subsidiaries taken as a whole.

6.16.  Change of Control. If a Change of Control occurs, each Lender shall have the right to require the Borrower to repay all or any part (equal to $1,000,000 in principal amount, or in either case, an integral multiple thereof) of that Lender's Loans pursuant to a “Change of Control Offer.” In the

Change of Control Offer, the Borrower shall offer to prepay the Loans in accordance with Section 2.8 (a “Change of Control Payment”).

Within ten days following any Change of Control, the Borrower shall mail a notice to the Administrative Agent (which the Administrative Agent shall then promptly make available to each Lender) describing the transaction or transactions that constitute the Change of Control and stating:

(a)  the repayment amount and the repayment date, which shall not exceed 30 Business Days from the date such notice is mailed (the “Change of Control Payment Date”); and

(b)  that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a notice setting forth the name of the Lender and a statement that such Lender is withdrawing his election to have the Loans repaid.

On the Change of Control Payment Date, the Borrower shall:

(c)  be obligated to repay all Loans whose holders have properly elected repayment pursuant to the Change of Control Offer; and

(d)  deposit with the Administrative Agent an amount equal to the Change of Control Payment in respect of all Loans or portions thereof so elected for repayment.

The Administrative Agent shall promptly distribute to each electing Lender the Change of Control Payment for its respective Loans subject to such election, and the Borrower shall promptly deliver to each Lender upon such Lender's request a new Note equal in principal amount to the portion of such Lender's Loans not elected for repayment, if any.

The provisions described above that require the Borrower to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether or not any other provisions in this Agreement are applicable.

Notwithstanding any other provision of this Section 6.16, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and repays all Loans whose holders have validly elected repayment and not withdrawn under such Change of Control Offer.

6.17.  Limitations on Issuances of Guarantees of Indebtedness. The Borrower shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Borrower except in respect of the Credit Facilities (the “Guaranteed Indebtedness”) unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a Guarantee (a “Subsidiary Guarantee”) of the payment of the Loans by such Restricted Subsidiary: and

(2) until one year after all the Loans have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary thereof as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Loans, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Loans.

Any such Subsidiary Guarantee shall terminate upon the release of such guarantor from its guarantee of the Guaranteed Indebtedness.

6.18.  [RESERVED].

6.19.  Application of Fall-Away Covenants. During any period of time that (a) the Loans have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under this Agreement, the Borrower and its Restricted Subsidiaries shall not be subject to the provisions of Sections 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13 and clause (d) of Section 6.20 (collectively, the “Suspended Covenants”).

If the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the previous sentence and, subsequently, one, or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Loans below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (each, a “Reversion Date”), then the Borrower and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants. The ability of the Borrower and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default shall be calculated in accordance with the terms of Section 6.7 as though such covenant had been in effect during the entire period of time from the Effective Date. Any Unrestricted Subsidiary that was designated as such during any Suspension Period that is a Subsidiary of the Borrower on the Reversion Date shall be deemed to be a Restricted Subsidiary on the corresponding Reversion Date and such designation shall not be deemed a Default or Event of Default under this Agreement. For purposes on Section 6.11, on the Reversion Date, the unutilized Excess Proceeds will be reset to zero.

6.20.  Fundamental Changes. The Borrower may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(a)  either:

(1)  the Borrower is the surviving Person; or

(2)  the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)  the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent;

(c)  immediately after such transaction no Default or Event of Default exists; and

(d)  the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.10 or (ii) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, the Borrower may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The foregoing clause (d) shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and any of its Wholly Owned Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with the terms above in this Section 6.20, the successor Person formed by such consolidation or into which the Borrower is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Borrower, as the case may be, under this Agreement and the other Loan Documents with the same effect as if such successor Person had been named therein as the Borrower, and (except in the case of a lease) the Borrower shall be released from the obligations under this Agreement and the other Loan Documents, except with respect to any obligations that arise from, or are related to, such transaction.

SECTION 7.    [RESERVED]

SECTION 8.    EVENTS OF DEFAULT

8.1.  Events of Default. Each of the following is an Event of Default hereunder:

(a)  default for 30 consecutive days in the payment when due of interest on the Loans;

(b)  default in payment when due of the principal of or premium, if any, on the Loans;

(c)  failure by the Borrower or any of its Restricted Subsidiaries to comply with the provisions of Sections 6.16 and 6.20;

(d)   failure by the Borrower or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by Lenders holding at least 25% of the aggregate principal amount of Loans then outstanding to comply with any of its other covenants or agreements in this Agreement;

(e)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Effective Date, if that default:

(1)  is caused by a failure to pay at final stated maturity the principal amount of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(f)   failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(g)   the Borrower or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(1)  commences a voluntary case,

(2)  consents to the entry of an order for relief against it in an involuntary case,

(3)  consents to the appointment of a custodian of it or for all or substantially all of its property, or

(4)  makes a general assignment for the benefit of its creditors; or

(h)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)  is for relief against the Borrower or any of its Significant Subsidiaries in an involuntary case;

(2)  appoints a custodian of the Borrower or any of its Significant Subsidiaries or for all or substantially all of the property of the Borrower or any of its Significant Subsidiaries; or

(3)  orders the liquidation of the Borrower or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(i)  so long as the Pledge Agreement has not otherwise been terminated in accordance with its terms or the Collateral as a whole has not otherwise been released from the Lien of the Pledge Agreement in accordance with the terms thereof, (i) any default by the Borrower in the performance of its obligations under the Pledge Agreement (after the lapse of any applicable grace periods) or this Agreement which adversely affects the enforceability, validity, perfection or priority of the Administrative Agent's Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, (ii) repudiation or disaffirmation by the Borrower of its obligations under the Pledge Agreement and (iii) the determination in a judicial proceeding that the Pledge Agreement is unenforceable or invalid against the Borrower for any reason.

8.2.  Acceleration. In the case of an Event of Default arising from clause (g) or (h) of Section 8.1 with respect to the Borrower, all of the outstanding Loans shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Required Lenders may declare all the Loans to be due and payable immediately. The Required Lenders by written notice to the Administrative Agent may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

8.3.  Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Loans or to enforce the performance of any provision of this Agreement.

A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon a Default or an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in a Default or the Event of Default. All remedies are cumulative to the extent permitted by law.

8.4.  Waiver of Existing Defaults. The Required Lenders by notice to the Administrative Agent may on behalf of all Lenders waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Loans (including in connection with an offer to purchase); provided, however, that the Required Lenders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

8.5.  Priorities. If the Administrative Agent collects any money pursuant to this Section, it shall pay out the money in the following order:

First: to the Administrative Agent , its agents and attorneys for amounts due under Sections 9.7 and 10.5, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Administrative Agent and the costs and expenses of collection;

Second: to Lenders for amounts due and unpaid with respect to the Loans for interest, ratably, without preference or priority of any kind, according to the amounts due and payable with respect to the Loans for interest; and

Third: to Lenders for amounts due and unpaid with respect to the Loans for principal and premium, ratably, without preference or priority of any kind, according to the amounts due and payable with respect to the Loans for principal and premium, respectively; and

Third: to the Borrower or to such party as a court of competent jurisdiction shall direct.

The Administrative Agent may fix a record date and payment date for any payment to Lenders pursuant to this Section 8.10.

SECTION 9.    THE AGENTS

9.1.  Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2.  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3.  Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

9.4.  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this

Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.  Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.  Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, this Agreement, any of the other Loan

Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.  Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.  Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a), Section 8(b), Section 8(g) or Section 8(h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.  Co-Documentation Agents and Co-Syndication Agents. The Co-Documentation Agents and Co-Syndication Agents shall have no duties or responsibilities hereunder in their capacity as such.

9.11.  Intercreditor Agreement. The provisions of this Agreement and the other Loan Documents are subject to the Intercreditor Agreement. Each Lender hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement, any amendment thereof, and any other intercreditor agreement authorized by Section 10.1 and agrees that such Lender shall be bound by the terms of the Intercreditor Agreement, any such amendment and each other intercreditor agreement authorized by Section 10.1 to the same extent as if such Lender were named as an original party therein.

SECTION 10.    MISCELLANEOUS

10.1.  Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or reduce the stated rate of any interest, premium or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of each Lender directly affected thereby; (ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral from their obligations under the Pledge Agreement (in each case except in connection with Dispositions consummated or approved in accordance with the other terms of this Agreement), in each case without the written consent of all Lenders, modify Section 8.5 or change any provision of this agreement requiring pro rata treatment of all Lenders; or (iii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. It is understood that, with respect to any voting required by this Section 10.1, all members of a particular Specified Intracreditor Group shall vote as a single unit.

Notwithstanding the foregoing, without the consent of the Required Lenders, the Administrative Agent and the Borrower may amend any Loan Document:

(1) to cure any ambiguity, defect or inconsistency;

(4) to provide for the assumption of the Borrower’s obligations to Lenders in the case of a merger or consolidation or sale of all or substantially all of the assets of the Borrower pursuant to Section 6.20;

(5) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the legal rights under this Agreement of any Lender;

(6) as necessary to comply with applicable law;

(7) to release Collateral, as permitted under the terms of this Agreement or the Pledge Agreement;

(8) to add any additional assets as Collateral;

(9) to subordinate the Lien of the Loan Documents on the Collateral to the Lien of the holders of any other Indebtedness secured by a Lien that is permitted to rank prior to the Lien securing the Obligations under this Agreement (including any Lien under clause (1) of the definition of Permitted Liens) on terms not less favorable to the Lenders in any material respect than the terms of the

Intercreditor Agreement (and upon the request of the Borrower, the Administrative Agent shall enter into any such agreement and amend or replace the Intercreditor Agreement for such purpose); or

(10) to provide for or confirm the borrowing of Incremental Loans.

Any designation of additional Indebtedness as “Pari Passu Secured Indebtedness” pursuant to Section 5.1 of the Pledge Agreement shall not be considered an amendment, supplement or other modification of such agreement.

10.2.  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:
Charter Communications Holdings, LLC
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Treasurer
Telecopy: (314) 965-6492
Telephone: (314) 543-2474
Email: eloise.schmitz@chartercom.com

and

Attention: General Counsel
Telecopy: (314) 965-8793
Telephone: (314) 543-2308
Email: grier.raclin@chartercom.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Joerg H. Esdorn
Telecopy: (212) 351-5276
Telephone: (212) 351-3851
Email: jesdorn@gibsondunn.com

The Administrative Agent:
Bank of America, N.A.
TX1-419-14-12
Dallas, Texas 75202-3714
Attention: Joel Weaver
Telecopy: (214) 290-9413
Telephone: (214) 209-2354
Email: joel.g.weaver@bankofamerica.com

with a copy to:

Bank of America, N.A.
Agency Management
901 Main Street
TX1-149-14-11
Dallas, Texas 75202-3714
Attention: Renita Cummings
Telecopy: (214) 290-8371
Telephone: (214) 209-4130
Email: renita.m.cummings@bankofamerica.com

provided that (a) any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received and (b) any failure to deliver a notice, request or demand made to or upon the Borrower to the first and second addressees identified above under “The Borrower:” shall not affect the effectiveness thereof.

10.3.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5.  Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, together with any special or local counsel, to the Administrative Agent and not more than one other firm of counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Agents and the Lenders accruing from and after the occurrence of such Event of Default, (e) to pay, indemnify, and hold each Lender, each Agent, their advisors and affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document, and (f) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litigation, investigation or proceeding relating to any of the matters described in clauses (a) through (d) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto and whether or not the Effective Date has occurred) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (e) and (f), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Eloise E. Schmitz (Telephone No. (314) 543-2474) (Telecopy No. (314) 965-6492), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6.  Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (I) a Lender, an affiliate of a Lender or an Approved Fund (as defined below), or (II) if an Event of Default described in Section 8(a), (b), (g) or (h) has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans, (x) the amount of the Loans of the assigning Lender subject to each such assignment (as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Assumption is delivered to the Administrative Agent) shall not be less than $1,000,000 and (y) the Aggregate Exposure of such assigning Lender shall not fall below $1,000,000, unless, in each case, each of the Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the Borrower shall be required if an Event of Default described in Section 8(a), (b), (g) or (h) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

    (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).

(d)  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at the Borrower’s sole expense, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7.  Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.  Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.  Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.  Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(1)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(2)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(3)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(4)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(5)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.  Acknowledgments. The Borrower hereby acknowledges that:

(1)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(2)  neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(3)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Agents and the Lenders.

10.14.  Release of Liens. In the event that (i) any Collateral is transferred in a transaction permitted by this Agreement or (ii) any Collateral is released pursuant to Section 10.1 with the consent of the Required Lenders, the Liens on such Collateral securing the Loans will be automatically released and terminated. To evidence any such release and termination, the Borrower shall be entitled to such releases, terminations and other documents and instruments as the Borrower or any third party entitled to rely thereon may request, and the Administrative Agent shall, at the Borrower’s, execute and deliver such requested releases, terminations and other documents and instruments, with respect to items of Collateral subject to release pursuant to this clause (b) upon compliance with the conditions precedent that the Borrower shall have delivered to the Administrative Agent the following:

(i) a notice from the Borrower requesting release of Released Collateral and specifically describing the proposed Released Collateral; and

(ii) no Default or Event of Default pursuant to clause (a) or (b) of Section 8.1 hereof is in effect or continuing on the date thereof or would result therefrom (including, without limitation, as a result of an Insolvency Proceeding).

In addition, at such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Collateral shall be released from the Liens created by the Pledge Agreement, and the Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Borrower under the Pledge Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15.  Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any creditor or direct or indirect contractual counterparty in swap agreements or such creditor or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (k) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15), or (l) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15).

           Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16.  WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.  USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHARTER COMMUNICATIONS OPERATING, LLC

By: /s/ Eloise E. Schmitz
Name: Eloise E. Schmitz
Title:  Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By: /s/ William A. Bowen, Jr.
Name: William A. Bowen, Jr.
Title: Managing Director